AMENDMENT TO BY-LAWS OF

CYNERGISTEK, INC.

(A DELAWARE CORPORATION)

EFFECTIVE MAY 23, 2022

On May 23, 2022, the Board of Directors (the “Board”) of CynergisTek, Inc., a Delaware corporation (the “Company”), adopted the following amendment to the By-Laws of the Company:

Amendment of By-Laws

WHEREAS, the Board has determined that it is desirable and in the best interests of the Company and its stockholders that litigation involving the Company and its directors, officers and shareholders be brought exclusively in the state courts located in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware.

NOW THEREFORE, BE IT:

RESOLVED, that the By-laws of the Company shall be amended by renumbering Article IX and Sections 9.1 and 9.2 as Article X and Section 10.1 and 10.2, respectively, and by adding a new Article IX and Section 9.1 as follows:

“IX.

EXCLUSIVE FORUM

9.1Exclusive Forum.

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the certificate of incorporation, as amended, or these bylaws (as they may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).”